Press Release

Investor Relations:
Patricia Aguirre
Hythiam, Inc.
(310) 444-4333
paguirre@hythiam.com
HYTHIAM RECIEVES NASDAQ STAFF DETERMINATION
LOS ANGELES, CALIFORNIA — August 28, 2009 — Hythiam, Inc. (NASDAQ:HYTM) today announced that on August 28, 2009 Hythiam, Inc. (the “Company”) received a letter (the “Staff Determination”)from the Nasdaq Stock Market (“NASDAQ”) notifying the Company that, based upon the Company’s non-compliance with the $10 million stockholders’ equity requirement set forth in NASDAQ Listing Rule 5450(b) as of August 27, 2009, the Company’s securities were subject to delisting from The NASDAQ Global Market unless the Company requests a hearing before the NASDAQ Listing Qualifications Panel (the “NASDAQ Panel”). For the period ended June 30, 2009 and as reported in the Company’s quarterly form 10Q filing, the Company’s stockholders’ equity was $2,026,000.
On or before 4 P.M. Eastern Time on September 4, 2009, the Company plans to request a hearing before the NASDAQ Panel, which will stay any action with respect to the Staff Determination until the NASDAQ Panel renders a decision subsequent to the hearing. The Company is working towards completing contracts with third party payors in the near future. With this validation of our business model validated, we are hopeful that we can demonstrate an overall plan to regain compliance with NASDAQ requirements. There can be no assurance that the Company will be able to do so, or that the NASDAQ Panel will grant the Company’s request for continued listing.
As previously announced, on May 14, 2009, the Company received notice from NASDAQ that its stockholders’ equity was below the minimum requirement for continued listing on The NASDAQ Global Market. Pursuant to the Listing Rules, the Company requested and was granted an extension of 105 days, through August 27, 2009, to regain compliance with that requirement. The Company did not regain compliance by August 27, 2009, which resulted in the subsequent issuance of the Staff Determination.
About Hythiam®
Hythiam, Inc. provides, through its CatasysTM offering, behavioral health management services to health plans, employers and unions through a network of licensed and company managed healthcare providers. The Catasys substance dependence program is built around medical and psychosocial interventions, including the patented PROMETA® Treatment Program for alcoholism and stimulant dependence. The PROMETA Treatment Program, which integrates behavioral, nutritional, and medical components, is also available on a private-pay basis through licensed treatment providers and company managed treatment centers. Hythiam, Inc. does not practice medicine or manufacture, distribute, or sell any medications and has no relationship with any manufacturers or distributors of medications used in the PROMETA Treatment Program. For further information, please visit www.hythiam.com.
Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, lack of statistically significant formal research studies, the risk that substance dependence solutions might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by Hythiam, Inc. with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.
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